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FORM 3 (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF
BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0104 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Date of Event Requiring Statement (Month/Day/Year)	4.	Issuer Name and Ticker or Trading Symbol
	Okada	Kazuo			October 22, 2002(1)		Wynn Resorts, Limited (WYNN)

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	5.	Relationship of Reporting Person(s) to Issuer (Check all applicable)	6.	If Amendment, Date of Original (Month/Day/Year)
						X Director	X 10% Owner
745 Grier Drive (Street)						Officer (give title below)	Other (specify below)
								7.	Individual or Joint/Group Filing
Las Vegas Nevada 89119									(Check Applicable Line)
	(City)	(State)	(Zip)						Form filed by One Reporting Person X Form filed by More than One Reporting Person

Table I — Non-Derivative Securities Beneficially Owned

1.	Title of Security (Instr. 4)	2.	Amount of Securities Beneficially Owned (Instr. 4)	3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4.	Nature of Indirect Beneficial Ownership (Instr. 5)

Common Stock, par value $.01			18,972,299		I		By Aruze USA, Inc. (2)

FORM 3 (Continued)	Table II — Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)		3.	Title and Amount of Securities Underlying Derivative Security (Instr. 4)		4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of Indirect Beneficial Ownership (Instr. 5)

			Date Exercisable	Expiration Date		Title	Amount or Number of Shares

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
(1)    Anticipated effective date of the Issuer's Registration Statement on Form S-1 (File No. 333-90600).

(2)    Aruze USA, Inc. is a subsidiary of Aruze Corp., of which Kazuo Okada owns a controlling interest.

/s/ KAZUO OKADA	October 21, 2002
**Signature of Reporting Person	Date

  *If the form is filed by more than one reporting person, see Instruction 5(b)(v)

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

http://www.sec.gov/divisions/corpfin/forms/form3.htm
Last update: 09/03/2002

Joint Filer Information

Name:	Aruze USA, Inc.(2)
Address:	745 Grier Drive Las Vegas, Nevada 89119
Designated Filer:	Kazuo Okada
Issuer & Ticker Symbol:	Wynn Resorts, Limited (WYNN)
Date of Event
Requiring Statement:	October 22, 2002(1)
Signature:	Aruze USA, Inc., a Nevada corporation
/s/ KAZUO OKADA
	By:	Kazuo Okada
	Its:	Chairman
Date:	October 21, 2002
Explanatory Note:
(1)
Anticipated effective date of the Issuer's Registration Statement on Form S-1 (File No. 333-90600).

(2)
Aruze USA, Inc. is a subsidiary of Aruze Corp., of which Kazuo Okada owns a controlling interest.

Joint Filer Information

Name:	Aruze Corp.(2)
Address:	745 Grier Drive Las Vegas, Nevada 89119
Designated Filer:	Kazuo Okada
Issuer & Ticker Symbol:	Wynn Resorts, Limited (WYNN)
Date of Event
Requiring Statement:	October 22, 2002(1)
Signature:	Aruze Corp., a Japanese corporation
/s/ KAZUO OKADA
	By:	Kazuo Okada
	Its:	President
Date:	October 21, 2002
Explanatory Note:
(1)
Anticipated effective date of the Issuer's Registration Statement on Form S-1 (File No. 333-90600).

(2)
Aruze USA, Inc. is a subsidiary of Aruze Corp., of which Kazuo Okada owns a controlling interest.

POWER OF ATTORNEY

        Know all by these presents, that the undersigned hereby constitutes and appoints Marc Rubinstein and John Strzemp, and each of them, the undersigned's true and lawful attorneys-in-fact, to:

  (1)
  execute for and on behalf of the undersigned, in the undersigned's capacity as an officer of Wynn Resorts, Limited ( the 'Company'), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

  (2)
  do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

  (3)
  take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

        This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 2002.

/s/ KAZUO OKADA Signature
Kazuo Okada Name

POWER OF ATTORNEY

        Know all by these presents, that the undersigned hereby constitutes and appoints Marc Rubinstein and John Strzemp, and each of them, the undersigned's true and lawful attorneys-in-fact, to:

  (1)
  execute for and on behalf of the undersigned, in the undersigned's capacity as an officer of Wynn Resorts, Limited ( the 'Company'), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

  (2)
  do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

  (3)
  take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

        This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 2002.

Aruze Corp.
By:	/s/ KAZUO OKADA
Name:	Kazuo Okada
Title:	President

POWER OF ATTORNEY

        Know all by these presents, that the undersigned hereby constitutes and appoints Marc Rubinstein and John Strzemp, and each of them, the undersigned's true and lawful attorneys-in-fact, to:

  (1)
  execute for and on behalf of the undersigned, in the undersigned's capacity as an officer of Wynn Resorts, Limited ( the 'Company'), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

  (2)
  do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

  (3)
  take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

        This power of attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 2002.

Aruze USA, Inc.
By:	/s/ KAZUO OKADA
Name:	Kazuo Okada
Title:	Chairman